EXHIBIT 10.1
     January 20, 2006
     Dear Michael:
     Covad Communications Group, Inc. (“Covad”) hereby confirms to you that your employment shall terminate on March 2, 2006 (the “Employment Termination Date”). Effective as of the date of this letter, and ending on the Employment Termination Date, you shall be a non-officer employee of Covad. You are no longer authorized to incur any expenses on behalf of Covad, unless they are reimbursable in accordance with Covad’s normal expense reimbursement policies. Your current salary and benefits remain unchanged.
     With respect to termination of your employment, provided you satisfy the applicable eligibility requirements set forth in Section 3 of Covad’s Executive Severance Plan, Covad shall provide you with the benefits provided under Section 5 of Covad’s Executive Severance Plan. You will not be entitled to any other benefits from Covad other than: (1) reasonable relocation costs for your return to Canada; and (2) those provided by Covad’s Executive Severance Plan.
     You remain bound by the terms of that certain Proprietary Information and Inventions Agreement (“Confidentiality Agreement”) previously executed by you.
     The terms set forth herein represent our entire agreement with respect to the matters covered herein and supersedes all prior negotiations and agreements, whether written or oral with the exception of the Confidentiality Agreement, Covad’s Executive Severance Plan, and your stock option agreements. No modification shall be effective unless in a written document executed by you and Covad.
     If you accept our offer then please sign and return this letter to us at your earliest convenience.
Covad Communications Group, Inc.:

/s/ Charles Hoffman
By: Charles Hoffman
Title: President and Chief Executive Officer
     I am pleased to accept the terms set forth herein.

P. Michael Hanley

/s/ P. Michael Hanley
Signature

P. Michael Hanley
Name
Date: January 21, 2006